Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-50539, 333-50543, 333-94563, 333-60302, 333-14620, 333-142623, 333-144470, 333-166545, 333-168526, 333-168529 on Form S-3 and Registration Statement No. 333-181044 on Form S-8 of our report dated February 27, 2015, relating to the consolidated financial statements and financial statement schedule of Kforce Inc., and subsidiaries (“Kforce”), and the effectiveness of Kforce's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kforce for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Tampa, Florida
February 27, 2015